Exhibit 99.1

Scholastic Reports Fiscal 2021 Third Quarter Results

Improvement in Seasonal Operating Loss Driven by Cost Reductions

NEW YORK, March 18, 2021 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal third quarter ended February 28, 2021. The third quarter is a seasonally lower revenue quarter for the Company in which it typically records a loss. School book fairs revenues declined in the quarter, as many schools were still operating in remote or hybrid mode. The impact on operating income from this revenue shortfall was offset by the continued effect of the Company's cost reduction program, resulting in a year-over-year improvement in the Company's quarterly operating loss, both before and after one-time items.

Fiscal Third Quarter 2021 Review

(In $ Millions)
	Third Quarter		Variance
	FY 2021	FY 2020	$	%
Revenues	$277.5	$373.3	($95.8)	(26%)
Operating income (loss)	(24.2)	(60.0)	35.8	60%
One-time items	12.3	43.2	(30.9)	(72%)
Operating income (loss), excluding one-time items*	(11.9)	(16.8)	4.9	29%
* Please refer to the non-GAAP financial tables attached

Chairman's Commentary

"Getting kids back into school is now a clear national priority and we are experiencing growth in spring fair bookings as more districts offer in-person learning. We are seeing expanded opportunities in all of Scholastic's channels for summer reading, helped by the urgency of parents and educators to accelerate the reading growth of their children. In addition, significant federal stimulus dollars will be supporting K-12 education," said Richard Robinson, Chairman, President and Chief Executive Officer. "These trends support our confidence in a strong recovery for our school-related businesses in our coming fiscal year."

Mr. Robinson continued, "Although school book fairs revenues declined in the quarter, as expected, our trade, teaching resources and digital education businesses continue to perform extremely well. Scholastic's trade group was recently cited as 'untouchable' by Publishers Weekly as evidenced by our top position in their children's fiction bestseller list for 2020, where we held nearly 50% of the bestsellers for the entire year. We are excited about our spring frontlist of new trade titles including Dog Man: Mothering Heights, and we have just released The Power of Story 2021, a valuable resource for parents, teachers, librarians and booksellers seeking diverse books. Responding to new opportunities in the K-12 education market, in the quarter we announced the combination of two education businesses into a new Education Solutions group, with greater focus on digital learning and curriculum programs. This new strategic direction will allow for increased investment in education content, as well as greater market penetration and cross-selling opportunities across our portfolio of both print and digital curriculum and supplemental literacy products and book collections."

Mr. Robinson concluded, "We have successfully delivered on our committed $100 million of cost savings and continue to reduce our cost base in response to lower revenues due to COVID-related school closings, while also continuing to make strategic investments in new trade titles and educational products, including our new early childhood curriculum, as well as technology. Our solid balance sheet and market leading publishing and education content have enabled us to navigate through this challenging period, while strengthening our capacities for greater success long-term in the U.S. and internationally."

Revenues

Third quarter revenue was $277.5 million, a decrease of 26% compared to $373.3 million in the third quarter of 2020, mainly due to lower sales in the Company's book fairs operations that were adversely impacted by continuing COVID-related conditions in schools across the United States and Canada. Partially offsetting the shortfall in book fairs' revenues was continued strength in the Company's trade, teaching resources and digital education subscription lines of business. Trade publishing showed year-over-year revenue growth in the quarter driven by bestsellers and best-selling series combined with a growing evergreen backlist. Scholastic ended the quarter with 6 of the top 10 titles on Publishers Weekly's Bestseller list for Children's Fiction led by Dav Pilkey's Cat Kid Comic Club®.

Income

Operating loss in the third quarter was $24.2 million, compared to an operating loss of $60.0 million a year ago. During the quarter, the Company continued to take aggressive actions to pare its operating costs resulting in a $64.8 million reduction in selling, general and administrative expenses, or 33% below the prior year period. Partially offsetting these savings were increases in postage, freight and shipping, including the payment of holiday surcharges, due to industry-wide capacity constraints in the quarter. Excluding one-time items in both periods, the operating loss in the third quarter was $11.9 million, as compared to an operating loss of $16.8 million in the third quarter of the prior fiscal year, a 29% improvement year-over-year as the Company's restructuring and cost saving initiatives, as well as the receipt of certain COVID-related wage and rent subsidies, continued to favorably impact both fixed and variable costs throughout the Company's operations worldwide.

Net loss for the current period was $13.9 million, compared to a net loss in the prior year period of $43.3 million, a reduction of 68%. Loss per diluted share in the third fiscal quarter was $0.41 compared to a loss per diluted share of $1.25 in the prior year period. Excluding one-time items, third quarter 2021 loss per diluted share was $0.14, compared to a loss per diluted share of $0.34 in the third quarter of 2020.

Capital Position and Liquidity

Net cash provided by operating activities was $16.4 million in the current fiscal quarter compared to net cash provided by operating activities of $29.7 million in the third quarter of fiscal 2020. The Company had free cash flow (a non-GAAP liquidity measure defined in the accompanying tables and reconciled to net cash provided) of $5.5 million in the current quarter, up $0.6 million as compared to free cash flow of $4.9 million a year ago. The Company's free cash flow performance in the third quarter benefitted from effective management of working capital and capital expenditures as the Company took decisive actions to preserve its cash position.

At quarter-end, the Company's cash and cash equivalents exceeded total debt by $162.5 million, compared to $247.7 million a year ago. Net cash balances increased by $0.7 million from the prior quarter-end.

Capital expenditures in the third quarter were $10.9 million, below the current period's depreciation and amortization expense and prior year period outlays of $17.7 million, as the Company continued to make strategic investments in key growth areas of the business and on technology, both internal and customer-facing, to allow it to operate with greater efficiency. The Company has also undertaken a planned consolidation of underutilized facilities that will help reduce future operating costs. In the quarter, the Company sold its Southam, UK warehouse and distribution facility as part of this plan.

The Company also distributed $5.1 million in dividends in the third quarter.

Overall Results – Third Quarter

(In $ Millions)
Third Quarter	FY2021			FY2020
	As Reported	One-Time Items	Ex. One-Times	Ex. One-Times
Earnings (loss) before taxes	($22.0)	$12.3	($9.7)	($16.9)
Interest (income) expense	1.7	-	1.7	(0.3)
Depreciation and amortization	15.9	-	15.9	16.1
Amortization of prepublication costs	6.3	-	6.3	6.7
Adjusted EBITDA	$1.9	$12.3	$14.2	$5.6

Loss before taxes for the quarter ended February 28, 2021 was $22.0 million, compared to a loss before taxes of $60.1 million in the third quarter of the prior fiscal year. Adjusted EBITDA (a non-GAAP performance measure defined in the accompanying tables and reconciled to earnings (loss) before taxes) for the third fiscal quarter of 2021 was a gain of $14.2 million, compared to a gain of $5.6 million in the third quarter of 2020, a 154% improvement notwithstanding a 26% COVID-related decline in revenues.

Fiscal 2021 Outlook

Scholastic sees increasing opportunities to help students returning to the classroom with its rich and diverse print and digital content, deep market penetration and a capacity through our school-based fair and club channels and curriculum services to help students read and learn. However, given continued COVID-related uncertainty, Scholastic is not providing a financial outlook for the remainder of its 2021 fiscal year.

With more schools resuming in-person instruction, the Company's augmented marketing efforts are driving an increase in spring fair bookings, although on-going COVID challenges will nevertheless have an impact on book fairs' results. The Company expects that its new summer reading campaigns in clubs, fairs and education, with programs and offers to help students accelerate their learning, will have a favorable impact on the Company's fourth quarter revenues. Additionally, Scholastic's trade spring frontlist features the next titles from a number of the Company's top-selling properties and authors, including Dav Pilkey and Wings of Fire™ author, Tui T. Sutherland.

Segment Results

All comparisons detailed in this section refer to operating results for the third quarter ended February 28, 2021 versus the third quarter ended February 29, 2020.

Children's Book Publishing and Distribution

In $ millions	Third Quarter
	2021	2020	$ Change	% Change
Revenue
Book Clubs	$ 35.0	$ 43.4	$ (8.4)	(19%)
Book Fairs	27.0	100.1	(73.1)	(73%)
Trade	79.3	76.7	2.6	3%
Total revenue	141.3	220.2	(78.9)	(36%)
Operating income / (loss)	(6.6)	2.2	(8.8)	nm
Operating income / (loss), before one-time items*	(3.7)	2.2	(5.9)	nm
* Please refer to the non-GAAP financial tables attached

Third quarter segment revenues fell $78.9 million, or 36%, to $141.3 million, driven by the continued COVID-impacted decline in on-site book fairs, although the impact on operating income was mitigated, in part, by aggressive cost savings actions. Book club's revenues finished below the prior year period, as expected, due to a strategic shift by management unrelated to COVID to reduce certain offers and SKU's to enhance club's profitability. Trade revenues grew on a strong frontlist that included Dav Pilkey's Cat Kid Comic Club, Claudia and the New Girl (The Baby-Sitters Club® Graphic Novel #9), and Harry Potter and the Sorcerer's Stone: MinaLima Edition. In addition, Scholastic's Early Learner Jumbo Workbooks and its Klutz® line of book-based activity kits performed well as parents sought ways to keep their children engaged and learning while at home due to COVID. Segment operating loss was $6.6 million reflecting the decline in book fair revenues, partially offset by the Company's cost reduction programs that drove significantly lower selling, general and administrative expenses. In the quarter, certain restructuring activities related to the Company's book fairs distribution network optimization project gave rise to one-time asset impairment and branch consolidation costs totaling $2.9 million. Excluding these one-time items, segment operating loss was $3.7 million in the current quarter.

Education

In $ millions	Third Quarter
	2021	2020	$ Change	% Change
Revenue	$ 66.3	$ 74.3	$ (8.0)	(11%)
Operating income / (loss)	10.1	9.8	0.3	3%

For the current fiscal quarter, segment revenue was $66.3 million, compared to $74.3 million a year ago, an 11% decrease, predominantly due to lower classroom magazines and custom publishing revenues. Higher sales of take-home book packs, teaching resources early readers and workbooks, and digital subscription programs effectively offset a year-over-year drop in sales of the Company's traditional classroom book collections due to a large Houston ISD sale recorded in the prior year quarter. Digital subscription booking rates continued to climb in the current period and incremental revenue will be recognized in future periods as product is delivered. Segment operating income was $10.1 million, a 3% improvement versus the prior year period, as a direct result of company-wide cost savings programs in the current quarter.

International

In $ millions	Third Quarter
	2021	2020	$ Change	% Change
Revenue	$ 69.9	$ 78.8	$ (8.9)	(11%)
Operating income / (loss)	(1.1)	(3.7)	2.6	70%
Operating income / (loss), before one-time items*	(0.9)	(3.7)	2.8	76%
* Please refer to the non-GAAP financial tables attached

Third quarter segment revenues were $69.9 million, down $8.9 million, or 11%, as compared to the third quarter of fiscal 2020, with lower sales in the Company's book fairs operations in Canada and the UK, as well as in its direct sales channels in Asia. Reported revenues include a $3.5 million favorable impact of foreign exchange in the current fiscal quarter. The revenue shortfall was more than offset by the Company's previously announced cost savings activities and the receipt of certain COVID-related government wage and rent subsidies in Australia, Canada and the UK. Segment operating loss narrowed to $1.1 million, as compared to an operating loss of $3.7 million in the prior year period, a 70% improvement. Excluding one-time severance and branch consolidation costs, segment operating loss was $0.9 million in the current quarter.

Overhead

In $ millions	Third Quarter
	2021	2020	$ Change	% Change
Overhead expense	$ 26.6	$ 68.3	$ 41.7	61%
Overhead expense, excluding one-time items*	17.4	25.1	7.7	31%
* Please refer to the non-GAAP financial tables attached

Corporate overhead for the third fiscal quarter was $17.4 million, excluding one-time items of $9.2 million, pre-tax, which compared favorably with the $25.1 million recorded in the prior year period, after excluding $43.2 million in one-time items. The year-over-year reduction in overhead was the result of lower spend across all major categories including staffing, medical, outside services and consultants, travel, and supplies. Non-recurring items reflected in overhead in the current period included $9.2 million for lease and asset impairments and restructuring severance related to the closure of certain ancillary facilities. Non-recurring items reflected in overhead in the prior year period included a $40.0 million non-cash inventory write-down resulting from a change in the Company's inventory procurement and retention policies, as well as restructuring severance of $3.2 million.

Fiscal Year-To-Date 2021 Review

(In $ Millions)
	Year-To-Date		Variance
	FY 2021	FY 2020	$	%
Revenues	$898.9	$1,203.1	($304.2)	(25%)
Operating income (loss)	(32.4)	(42.3)	9.9	23%
One-time items	29.8	49.4	(19.6)	(40%)
Operating income (loss), excluding one-time items*	(2.6)	7.1	(9.7)	(137%)
* Please refer to the non-GAAP financial tables attached

Year-to-Date Results

For the first nine months of fiscal 2021, revenue was $898.9 million, compared to $1,203.1 million in the prior year period, a decrease of $304.2 million, or 25%. The Company reported a net loss per diluted share in the first nine months of the fiscal year of $0.54, compared to a net loss per diluted share of $0.89 a year ago. Excluding one-time items of $0.65 and $1.03 per diluted share, respectively, the Company's earnings per diluted share was $0.11 in the first nine months of fiscal 2021 versus earnings per diluted share of $0.15 in the prior year period. The current period's reduced results are mainly attributable to lower demand in the Company's book fairs channels in the U.S., Canada and the UK in the first nine months of fiscal 2021, due to the global pandemic, partially offset by better operating margins resulting from the Company's cost savings and restructuring initiatives, and the receipt of certain COVID-related subsidies and tax credits in the current fiscal year.

Adjusted EBITDA (as defined) for the third fiscal quarter of 2021 was a gain of $76.0 million, compared to a gain of $73.9 million in the third quarter of 2020, a 3% improvement.

Net cash provided by operating activities was $36.5 million in the first nine months of the current fiscal year compared to net cash provided by operating activities of $44.0 million in the same period last year. The Company had free cash flow (as defined) of $1.5 million in the current fiscal year-to-date, compared to a free cash use of $25.9 million in the prior year period. The current year-to-date's free cash flow includes $37.1 million in capital expenditures and $15.3 million in net prepublication spend.

Dividend

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the fourth quarter of fiscal 2021. The dividend is payable on June 15, 2021 to shareholders of record as of the close of business on April 30, 2021.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, "Adjusted EBITDA" and "Free Cash Use". Please refer to the non-GAAP financial table attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Investor Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, March 18, 2021. Scholastic's Chairman, President and CEO, Richard Robinson, and Kenneth Cleary, the Company's Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted to the Company's investor relations webpage at www.investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 4453507. The recording will be available through Friday, March 26, 2021.

About Scholastic

For 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including those arising from the continuing impact of COVID-19 related measures taken by governmental authorities, school administrators, or suppliers or customers which may curtail or otherwise adversely affect certain of the Company's business operations, and the conditions of the children's book and educational materials markets generally and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

					Table 1
Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	02/28/21	02/29/20	02/28/21	02/29/20

Revenues	$277.5	$373.3	$898.9	$1,203.1

Operating costs and expenses:
Cost of goods sold	146.0	183.0	468.5	584.4
Selling, general and administrative expenses (1)	130.1	194.9	405.9	574.8
Depreciation and amortization	14.7	15.4	46.0	46.2
Asset impairments and write downs (2)	10.9	40.0	10.9	40.0

Total operating costs and expenses	301.7	433.3	931.3	1,245.4

Operating income (loss)	(24.2)	(60.0)	(32.4)	(42.3)

Interest income (expense), net	(1.7)	0.3	(4.1)	1.0
Other components of net periodic benefit (cost)	0.1	(0.4)	(0.1)	(1.0)
Gain (loss) on sale of assets and other (3)	3.8	-	10.4	-

Earnings (loss) before income taxes	(22.0)	(60.1)	(26.2)	(42.3)

Provision (benefit) for income taxes(4)	(8.0)	(16.8)	(7.6)	(11.6)

Net income (loss)	(14.0)	(43.3)	(18.6)	(30.7)

Less: Net income (loss) attributable to noncontrolling interest	(0.1)	0.0	0.0	0.1

Net income (loss) attributable to Scholastic Corporation	($13.9)	($43.3)	($18.6)	($30.8)

Basic and diluted earnings (loss) per share of Class A and Common Stock (5)
Basic	($0.41)	($1.25)	($0.54)	($0.89)
Diluted	($0.41)	($1.25)	($0.54)	($0.89)

Basic weighted average shares outstanding	34,348	34,544	34,316	34,750
Diluted weighted average shares outstanding	34,687	34,842	34,490	35,049

(1)

In the three and nine months ended February 28, 2021, the Company recognized pretax severance of $0.8 and $18.0, respectively, and pretax branch consolidation costs of $0.6 and $0.9, respectively. In the three and nine months ended February 29, 2020, the Company recognized  pretax severance of $3.2 and $6.9, respectively, and pretax settlement charges of $0.0 and $2.5, respectively.

(2)

In the three and nine months ended February 28, 2021, the Company recognized pretax asset impairments of $8.5 related to its plan to cease use of certain leased office space in New York City and consolidate into its company-owned New York headquarters building and $2.4 related to its plan to permanently close 12 of its 54 book fair warehouses in the U.S. as part of a branch consolidation project. In the three and nine months ended February 29, 2020, the Company recognized a pretax asset write down of $40.0 related to the Company's club and fair channels.

(3)

In the three and nine months ended February 28, 2021, the Company recognized pretax gain on the sale of its UK distribution center located in Southam of $3.8. In the nine months ended February 28, 2021, the Company recognized pretax gain on the sale of its Danbury facility of $6.6.

(4)

In the three and nine months ended February 28, 2021, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $3.2 and $7.5, respectively. In the three and nine months ended February 29, 2020, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $11.8 and $13.5, respectively.

(5)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

									Table 2
Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	02/28/21	02/29/20	Change		02/28/21	02/29/20	Change

Children's Book Publishing and Distribution
Revenues
Book Clubs	$35.0	$43.4	($8.4)	(19%)	$107.7	$137.3	($29.6)	(22%)
Book Fairs	27.0	100.1	(73.1)	(73%)	87.9	351.7	(263.8)	(75%)
Consolidated Trade	79.3	76.7	2.6	3%	276.9	254.4	22.5	9%
Total revenues	141.3	220.2	(78.9)	(36%)	472.5	743.4	(270.9)	(36%)
Operating income (loss)	(6.6)	2.2	(8.8)	nm	1.9	70.1	(68.2)	(97%)
Operating margin	-	1.0%			0.4%	9.4%

Education
Revenues	66.3	74.3	(8.0)	(11%)	187.4	192.6	(5.2)	(3%)
Operating income (loss)	10.1	9.8	0.3	3%	19.8	2.6	17.2	nm
Operating margin	15.2%	13.2%			10.6%	1.3%

International
Revenues	69.9	78.8	(8.9)	(11%)	239.0	267.1	(28.1)	(11%)
Operating income (loss)	(1.1)	(3.7)	2.6	70%	23.3	4.3	19.0	nm
Operating margin	-	-			9.7%	1.6%

Overhead expense	26.6	68.3	41.7	61%	77.4	119.3	41.9	35%

Operating income (loss)	($24.2)	($60.0)	$35.8	60%	($32.4)	($42.3)	$9.9	23%

						Table 3
Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items

		02/28/21	02/29/20

Continuing Operations
	Cash and cash equivalents	$353.2	$263.8
	Accounts receivable, net	238.0	281.2
	Inventories, net	304.8	307.7
	Accounts payable	134.3	187.9
	Accrued royalties	77.6	77.3
	Lines of credit and current portion of long-term debt	190.7	9.7
	Long-term debt	-	6.4
	Total debt	190.7	16.1
	Net debt (cash) (1)	(162.5)	(247.7)

Total stockholders' equity		1,176.8	1,199.3

Selected Cash Flow Items

		THREE MONTHS ENDED		NINE MONTHS ENDED
		02/28/21	02/29/20	02/28/21	02/29/20

	Net cash provided by (used in) operating activities	$16.4	$29.7	$36.5	$44.0
	Add: Net proceeds from sale of assets	5.1	0.0	17.4	0.0
	Less: Additions to property, plant and equipment	10.9	17.7	37.1	48.4
	Prepublication expenditures	5.1	7.1	15.3	21.5

	Free cash flow (use) (2)	$5.5	$4.9	$1.5	($25.9)

(1)

Net debt (cash) is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

								Table 4
Scholastic Corporation
Supplemental Results
Excluding One-Time Items
(Unaudited)
(In $ Millions)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/28/21	items	One-time items	02/29/20	items	One-time items

	Diluted earnings (loss) per share (1)	($0.41)	$0.26	($0.14)	($1.25)	$0.91	($0.34)

	Net income (loss) (2)	($13.9)	$9.1	($4.8)	($43.3)	$31.4	($11.9)

	Children's Book Publishing and Distribution(3)	($6.6)	$2.9	($3.7)	$2.2	$0.0	$2.2
	Education	10.1	-	10.1	9.8	-	9.8
	International(4)	(1.1)	0.2	(0.9)	(3.7)	-	(3.7)
	Overhead(5)	(26.6)	9.2	(17.4)	(68.3)	43.2	(25.1)
	Operating income (loss)	($24.2)	$12.3	($11.9)	($60.0)	$43.2	($16.8)

		NINE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/28/21	items	One-time items	02/29/20	items	One-time items

	Diluted earnings (loss) per share (1)	($0.54)	$0.65	$0.11	($0.89)	$1.03	$0.15

	Net income (loss) (2)	($18.6)	$22.3	$3.7	($30.8)	$35.9	$5.1

	Children's Book Publishing and Distribution(3)	$1.9	$2.9	$4.8	$70.1	$0.0	$70.1
	Education	19.8	-	19.8	2.6	-	2.6
	International(4)	23.3	2.8	26.1	4.3	-	4.3
	Overhead(5)	(77.4)	24.1	(53.3)	(119.3)	49.4	(69.9)
	Operating income (loss)	($32.4)	$29.8	($2.6)	($42.3)	$49.4	$7.1

(1)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

(2)

In the three and nine months ended February 28, 2021, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $3.2 and $7.5, respectively. In the three and nine months ended February 29, 2020, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $11.8 and $13.5, respectively.

(3)

In the three and nine months ended February 28, 2021, the Company recognized pretax asset impairment of $2.4 and branch consolidation costs of $0.5 related to its plan to permanently close 12 out of its 54 book fair warehouses in the U.S.

(4)	In the three and nine months ended February 28, 2021, the Company recognized pretax severance of $0.2 and $2.5, respectively, and pretax branch consolidation costs of $0.0 and $0.3, respectively.

(5)

In the three and nine months ended February 28, 2021, the Company recognized pretax severance of $0.6 and $15.5, respectively, and pretax asset impairment charges of $8.5 and branch consolidation costs of $0.1 related to its plan to cease use of certain leased office space and consolidate into its company-owned New York headquarters building. In the three and nine months ended February 29, 2020, the Company recognized  pretax severance of $3.2 and $6.9, respectively, and a pretax asset write down of $40.0 related to the Company's club and fair channels. In the nine months ended February 29, 2020, the Company recognized pretax settlement charges of $2.5.

			Table 5
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED
	02/28/21	02/29/20

Earnings (loss) before income taxes as reported	($22.0)	($60.1)
One-time items before income taxes	12.3	43.2
Earnings (loss) before income taxes excluding one-time items	(9.7)	(16.9)

Interest (income) expense	1.7	(0.3)
Depreciation and amortization(1)	15.9	16.1
Amortization of prepublication costs	6.3	6.7

Adjusted EBITDA(2)	$14.2	$5.6

	NINE MONTHS ENDED
	02/28/21	02/29/20

Earnings (loss) before income taxes as reported	($26.2)	($42.3)
One-time items before income taxes	29.8	49.4
Earnings (loss) before income taxes excluding one-time items	3.6	7.1

Interest (income) expense	4.1	(1.0)
Depreciation and amortization(1)	49.3	48.1
Amortization of prepublication costs	19.0	19.7

Adjusted EBITDA(2)	$76.0	$73.9

(1)

For the three and nine months ended February 28, 2021, amounts include depreciation of $0.8 and $2.4, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.2 and $0.4, respectively, and amortization of capitalized cloud software of $0.2 and $0.5, respectively, recognized in selling, general and administrative expenses. For the three and nine months ended February 29, 2020, amounts include depreciation of $0.6 and $1.7, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.2, respectively, and amortization of capitalized cloud software of $0.0 recognized in selling, general and administrative expenses.

(2)

Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

SCHL: Financial

CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com, or Media: Brittany Sullivan, (212) 343-4848 bsullivan@scholastic.com